                                  Exhibit 12

                      HUNTINGTON PREFERRED CAPITAL, INC.
                     RATION OF EARNINGS TO FIXED CHARGES

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
                                                 THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                      MARCH 31,                             DECEMBER 31,
                                              ------------------------        ----------------------------------------
                                                2001            2000            2000            1999            1998
                                              --------        --------        --------        --------        --------
EARNINGS:
  Total income before taxes                   $128,162        $114,591        $481,117        $482,969        $293,869
    Add: Fixed charges, excluding
      interest on deposits                          --              --              --              --              --

  Earnings available for fixed charges,
    excluding interest on deposits             128,162         114,591         481,117         482,969         293,869
                                              --------        --------        --------        --------        --------
    Add: Interest on deposits                       --              --              --              --              --

  Earnings available for fixed charges,
    including interest on deposits             128,162         114,591         481,117         482,969         293,869
                                              ========        ========        ========        ========        ========
                                                    --              --              --              --              --
FIXED CHARGES:
  Interest Expense, excluding interest
    on deposits                                     --              --              --              --              --
  Interest factor in net rental expense             --              --              --              --              --
  Preferred Securities Dividend                     --              --             123             123              --

  Total fixed charges, excluding
    interest on deposits                            --              --             123             123              --
                                              --------        --------        --------        --------        --------
  Add: interest on deposits                         --              --              --              --              --

  Total Fixed Charges including interest
    on deposits                                     --              --             123             123              --
                                              ========        ========        ========        ========        ========

RATIO OF EARNINGS TO FIXED CHARGES
  Excluding interest on deposits                  0.00     X      0.00    X    3911.52    X    3926.58    X       0.00  X
  Including interest on deposits                  0.00     X      0.00    X    3911.52    X    3926.58    X       0.00  X

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